UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 15, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

NSP-Minnesota - South Dakota 2015 Electric Rate Case - In June 2014, NSP-Minnesota, a Minnesota corporation and subsidiary of Xcel Energy, filed a request with the South Dakota Public Utilities Commission (SDPUC) to increase South Dakota electric rates by $15.6 million annually, or 8.0 percent, effective Jan. 1, 2015. The request is based on a 2013 historic test year (HTY) adjusted for certain known and measurable changes for 2014 and 2015, a requested return on equity (ROE) of 10.25 percent, an average rate base of $433.2 million and an equity ratio of 53.86 percent. This request reflects NSP-Minnesota’s proposal to move recovery of approximately $9.0 million for certain Transmission Cost Recovery (TCR) rider and Infrastructure rider projects to base rates. Interim rates of $15.6 million, subject to refund, went into effect in January 2015.

On June 1, 2015, NSP-Minnesota and the SDPUC Staff executed a settlement agreement that provides for a base rate increase of approximately $6.9 million, or 3.6 percent and revision to the existing Infrastructure rider to recover an additional $1.8 million for the recovery of certain capital projects not otherwise included in base rates. After recognition of the 2014 true-up, the net Infrastructure rider amount for 2015 is expected to be $0.9 million, or 0.4 percent. Combined, the overall revenue increase in base rates and the Infrastructure rider for 2015 is approximately $7.8 million, or 4.0 percent. The Infrastructure rider may be updated annually, will be trued-up for actual costs, and is subject to SDPUC approval.

The major components of the rate request and the terms of the settlement agreement are as follows:

(Millions of Dollars)	Request	Settlement
Nuclear investments and operating costs	$13.4	$10.5
Other production, transmission and distribution	5.0	4.2
Technology improvements	2.1	2.1
Operating and maintenance expenses, including pension	1.6	1.0
Wind generation facilities	1.4	—
Capital structure and rate of return	1.1	(2.6)
Increase to base rates	24.6	15.2

2014 Infrastructure rider revenue	(8.4)	(7.7)
2014 TCR rider revenue	(0.6)	(0.6)
Net increase to base rates and riders	15.6	6.9

2015 Infrastructure rider recovery	—	1.8
2014 Infrastructure rider true-up	—	(0.9)
Total increase to base rates and riders	$15.6	$7.8

In addition, future incremental property taxes, not otherwise included in base rates, will be recovered through the fuel clause rider. For 2015, the incremental property tax is expected to be approximately $1.0 million. The settlement also includes an earnings test with a sharing mechanism. If South Dakota's weather normalized earnings exceed a certain level, NSP-Minnesota will refund 50 percent of the excess earnings to customers.

On June 15, 2015, the SDPUC approved the settlement agreement. New rates begin on July 1, 2015 and a moratorium on base rate increases is in effect until Jan. 1, 2018. The SDPUC also approved a refund plan for interim rates collected January through June, 2015. The refund, estimated to be approximately $4.6 million, represents the difference between the interim rates collected and the final approved rates and will be returned to customers beginning in August 2015.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slowdown in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the NRC; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and NSP-Minnesota in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and NSP-Minnesota’s Annual Reports on Form 10-K for the year ended Dec. 31, 2014 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 15, 2015	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President and Chief Financial Officer